EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into December 16, 2013 (the “Execution Date”), by and between DS HEALTHCARE GROUP, INC. a Florida corporation (collectively, the “Company”), and DANIEL KHESIN (“Executive”).

RECITALS

WHEREAS, the Company is presently engaged in developing products for skin care and personal care needs on a global basis (the “Business”); and

WHEREAS, pursuant to this Agreement the Executive shall remain the Company’s Chief Executive Officer (“CEO”); and to be elected to serve on the Board of Directors of the Company.

WHEREAS, the Company desires to employ the Executive and benefit from his contributions to the Company; and

NOW, THEREFORE, in consideration of the foregoing provisions, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. EMPLOYMENT.

1.1. EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for a term (“Initial Term”) commencing on December 16, 2013 (the “Effective Date”) and expiring on December 31, 2018 (the “Expiration Date”) unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, shall be automatically renewed for one (1) year periods (each, a “Renewal Term”) thereafter until terminated in accordance hereunder, unless terminated upon six months written notice prior to the end of the then existing term in accordance with Section 4.9 hereof. (The Initial Term and any automatic renewals shall be hereinafter referred to as the “Employment Period”).

1.2. DUTIES OF THE EXECUTIVE. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company, overseeing all corporate strategy, new product development, and investor relations/public relations. In order to preserve the corporate structure, any other executives and/or employees of the Company shall report to and be under the direction of the Executive. The foregoing is a material inducement for the Executive entering into this Agreement. The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Company’s Board of Directors (the “Board”) at duly called meetings thereof. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to substantially  commit all of his attention and business time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder as a senior executive officer involved with the general management of the Company, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments and engage in other business activities, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

2. BASE COMPENSATION AND BONUS.

2.1. BASE SALARY. Commencing on the date hereof, the Executive shall receive a base salary at the annual rate of not less than US$250,000 from December 16, 2013 through the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to required applicable withholding for taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time (but never decreased). At the sole discretion of the Board, Company may adjust Executive's Base Salary to reflect annual changes in the cost of living. The Base Salary, if so increased, shall not thereafter be decreased for any reason. In addition to the foregoing, the Company shall review for an increase to the Base Salary upon the earlier of 12 months from the Effective Date or the completion of a Transaction (as defined in Section 3.6(b), below). During the Initial Term , the Base Salary shall be automatically increased by Twenty Percent (20%) for any Quarter following one in which the Company is profitable. (For clarity, such increases do not accumulate or carry over to any subsequent period. As an example, if quarterly base salary is otherwise $62,500, for any quarter that is profitable on a net reported after tax income basis, such salary will be increased to $75,000 for the subsequent quarter. Thereafter, so long as subsequent quarters remain profitable, the salary will remain at $75,000. Should a subsequent quarter be unprofitable, the salary will revert back to $62,500.) As part of the Base Salary, Executive shall receive US$50,000 in Company stock at the closing price at the end of each year during the Initial Term, and on the last day of each Renewal Term.

2.2. PERFORMANCE BONUSES. For each year during the Employment Period, the Executive shall be eligible to receive a performance bonus based on achieving the annual targets set by the Board after discussion with the executive to define the objectives for that calendar year. The bonuses will be paid in cash and/or stock at the discretion of the Board. The initial target bonus, which will be for the year ending December 31, 2014, will be 75% of the base salary.

3. OTHER BENEFITS.

3.1. EXPENSE REIMBURSEMENT. The Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the Business of the Company, including expenses for travel and entertainment, and cell phone, and related internet connectivity expenses. The Executive shall account and submit reasonably supporting documentation to the Company in connection with any expense reimbursement hereunder in accordance with the Company's policies. In the event the Company relocates its headquarters or otherwise requires the Executive to relocate outside of the Miami- Dade, Broward, and Palm Beach County area, the Company shall pay Executive a mutually acceptable amount sufficient to cover the cost to executive of such relocation.

3.3. OTHER BENEFITS. During the Employment Period, the Company shall continue in force all existing comprehensive major medical and hospitalization insurance coverages, either group or individual for the Executive and his dependents (collectively, the “Policies”), which Policies the Company shall keep in effect throughout the term of this Agreement. In addition, the Company shall obtain a disability policy for the Executive. The Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers or other peer executives of the Company. This will be effective from the Execution date on forward. If for some reason the Executive cannot participate immediately from the Execution date, the Company shall reimburse the Executive for the monthly health insurance premiums that the Executive is currently insured with. The Executive shall also be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs and such other perquisites as applicable generally to senior executive officers or other peer executives of the Company. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to this Agreement. In the event the Company obtains key man insurance covering the Executive, the Company shall be the beneficiary of such insurance policy.

3.4. WORKING FACILITIES. The Company shall furnish the Executive with such facilities and services suitable to his position and adequate for the performance of his duties hereunder.

3.5. PAID TIME OFF. The Executive shall be entitled to such number of paid vacation and leave days in each calendar year as determined by the Board from time to time for its senior executive officers. Initially, this period will constitute four weeks.

3.6. EQUITY INCENTIVES.

(a) The Board will grant options to Executive annually based on performance as described in Section 2.2 of this agreement.

(b) In the event of a Change in Control of the Company (as defined in Section 4.5(b), below), all of the Executive Options shall vest and become fully exercisable at the discretion of the Board of Directors.

3.7 DIRECTOR AND OFFICER INSURANCE. During the Employment Period, the Executive shall be included under the Company’s director and officer insurance policy and under the Company’s general liability policy, which the Company shall maintain during his employment with the Company, with policy limits and Company deductibles as reasonably acceptable to the Executive and which shall be an “occurrence” policy.

4. TERMINATION.

4.1. TERMINATION FOR CAUSE.

(a) The Company may terminate this Agreement for Cause. However, any purported termination under this provision shall only be deemed valid upon final determination by a court of competent jurisdiction. Moreover, during the pendency of any legal action to determine the validity of a purported termination hereunder, and until such time as a determination is rendered by final Court Order (the “Termination Date”), the Executive’s employment hereunder shall continue unaffected, and Executive shall continue to receive all of his Base Salary Bonuses, Other Benefits and Incentives hereunder. For purposes of this Agreement, the term “Cause” shall mean:

(i) A material willful breach committed in bad faith by the Executive of the Executive 's obligations hereunder (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; OR

(ii) The conviction of the Executive of a felony based upon a violent crime or a sexual crime involving baseness, vileness or depravity; OR

(iii) Material sanctions against the Executive, imposed or consented to, in his capacity as an employee of the Company by regulatory agencies governing the Company (specifically, the SEC or NASDAQ) because of wrongful acts or conduct of the Executive which have a material adverse effect upon the Company, its business, or ability to raise funds; OR

(iv) Substance abuse by the Executive in a manner which materially affects the performance of the Executive's duties under Section 1.2 hereof.

(b) Upon any termination of this Agreement pursuant to this Section 4.1, the Executive shall be entitled to the compensation specified in Section 5.1 hereof.

4.2. DISABILITY. The Company may terminate this Agreement upon the Disability (as defined below) of the Executive, on or after January 1, 2014, in strict accordance with the following procedure: Upon a good faith determination by not less than a majority of the Board of the entire membership of the Board (excluding the Executive) that the Executive has suffered a Disability, the Company shall give the Executive written notice of its intention to terminate this Agreement due to such Disability. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive's duties with the Company whether or not consecutive as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Termination Date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by the Board in the resolution finding that the Executive has suffered a Disability, which date may not be any earlier than 30 days after the date of Board's finding. Upon any termination of this Agreement pursuant to this Section 4.2, the Executive shall be entitled to the compensation specified in Section 5.3 hereof.

4.3. DEATH. This Agreement shall terminate automatically upon the death of the Executive on, or after, January 1, 2015, without any requirement of notice by the Company to the Executive's estate. The date of the Executive's death shall be the Termination Date for a termination of this Agreement pursuant to this Section 4.3. Upon any termination of this Agreement pursuant to this Section 4.3, the Executive shall be entitled to the compensation specified in Section 5.3 hereof.

4.4 TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment, without cause, as provided in this Section 4.4. To terminate the Executive's employment without cause in accordance with this Section 4.4, the Company shall give the Executive written notice of such termination. The Termination Date shall be the date specified by the Company in such notice. Upon any termination of this Agreement pursuant to this Section 4.4, the Executive shall be entitled to the compensation specified in Section 5.4 hereof.

4.5. TERMINATION UPON A CHANGE IN CONTROL OF THE COMPANY.

(a) In the event a Change in Control (as hereafter defined) occurs during the Employment Period, and the Executive elects to terminate his employment with Company because Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties, responsibilities or compensation of the Executive prior to such Change in Control, or (ii) forced to relocate to another location more than 50 miles from the Executive's location prior to the Change in Control without compensation pursuant to Section 3.1, or (iii) Executive is terminated by Company, then the Executive shall be entitled to the compensation specified in Section 5.5 hereof and any other compensation and benefits provided in this Agreement in connection with a Change in Control of the Company.

(b) For purposes of this Agreement, “Change in Control” shall mean the acquisition in one transaction by any individual, entity or group (a “Person”) of beneficial ownership of shares or other securities representing 51% or more of the then issued and outstanding stock of the Company.

(c) If the Executive elects to terminate his employment pursuant to the terms of this Section 4.5, the Executive shall give the Company a written termination notice. The Termination Date shall be the date specified in such notice, which date may not be earlier than thirty (30) days nor later than ninety (90) days from the Company's receipt of such notice.

4.6. TERMINATION BY THE EXECUTIVE DUE TO POOR HEALTH. The Executive may terminate his employment under this Agreement upon written notice to the Company if the Executive's health should become impaired to any extent that makes the continued performance of the Executive's duties under this Agreement hazardous to the Executive's physical or mental health or his life (regardless of whether such condition would be deemed a Disability under any other Section of this Agreement), provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to that effect and provided further that, at the Company's written request and expense, the Executive shall submit to a medical examination by a qualified doctor selected by the Company and acceptable to the Executive (which acceptance shall not be unreasonably withheld) which doctor shall substantially concur with the conclusions of the Executive's doctor. The Termination Date shall be the date specified in the Executive's notice to the Company, which date may not be earlier than thirty (30) days nor later than ninety (90) days from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.6, the Executive shall be entitled to the compensation specified in Section 5.6 hereof.

4.7. VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment under this Agreement for any reason whatsoever upon not less than 90 days prior written notice to the Company. The Termination Date under this Section 4.7 shall be the date specified in the Executive's notice to the Company, which date may not be earlier than ninety (90) days from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.7, the Executive shall be entitled to the compensation specified in Section 5.7 hereof.

4.8 TERMINATION BY THE EXECUTIVE FOR GOOD CAUSE. In the event a Change in Control (as defined above) occurs during the Employment Period, and the Executive elects to terminate his employment with Company because Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties, responsibilities or compensation of the Executive prior to such Change in Control, or (ii) forced to relocate to another location more than 50 miles from the Executive's location without his consent, the Executive shall be entitled to the compensation specified in Section 5.8 hereof.

4.9 TERMINATION UPON THE EXPIRATION OF THE EMPLOYMENT PERIOD. As provided in Section 1.1, the Company may terminate this Agreement by providing written notice to the Executive at least six months prior to the end of the then existing Term. The Termination Date under this Section 4.9 shall be the last day of the then existing Term. Upon any termination of this Agreement pursuant to this Section 4.9, the Executive shall be entitled to the compensation specified in Section 5.9 hereof.

5. COMPENSATION AND BENEFITS UPON TERMINATION.

5.1. CAUSE. If the Executive's employment is terminated for Cause as provided in Section 4.1(a), the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.1(a) at the rate in effect at the Termination Date, the Company shall reimburse Executive for any out-of-pocket expenses, and the Company shall have no further obligation to the Executive under this Agreement.

5.2 INTENTIONALLY OMITTED.

5.3. DISABILITY OR DEATH. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to his estate (i) any unpaid amounts of his Base Salary and accrued vacation to the date of the Executive's death, plus the prorated amounts specified in Section 5.12; and (ii) any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Company. Upon full payment of all amounts required to be paid under this Section 5.3, the Company shall have no further obligation under this Agreement. Notwithstanding the foregoing, if Company failed to maintain a disability policy for the Executive during the Term of this Agreement, then the Executive or his estate shall continue to receive Twenty-Five Percent (25%) of Base Salary for a period of ten (10) years, or until the disability is removed.

5.4 TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Company terminates the Executive's employment without cause in accordance with and subject to Section 4.4, then:

(a) the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.4 at the rate in effect at such Termination Date, plus the prorated amounts specified in Section 5.12;

(b) in lieu of further salary payments to the Executive for periods subsequent to the Termination Date and in consideration of the rights of the Company under Section 8, the Company shall pay as severance pay to the Executive within 30 days following the Termination Date, a lump sum amount equal to forty-two (42) months of annual Base Salary; and

(c) all of the Executive Options shall automatically vest and become fully exercisable.

(a) TERMINATION UPON A CHANGE IN CONTROL. If the Executive terminates this Agreement upon a Change in Control of the Company pursuant to Section 4.5, then the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.5, at the rate in effect at such Termination Date, plus the prorated amounts specified in Section 5.12;

5.5. TERMINATION BY THE EXECUTIVE DUE TO POOR HEALTH. If the Executive terminates this Agreement pursuant to Section 4.6 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.6, plus any disability payments otherwise payable by or pursuant to plans provided by the Company, plus the prorated amounts specified in Section 5.12.

5.6. VOLUNTARY TERMINATION BY THE EXECUTIVE. If this Agreement terminates pursuant to Section 4.7 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.7, as the case may be, plus the prorated amounts specified in Section 5.12.

5.8 TERMINATION BY THE EXECUTIVE FOR GOOD CAUSE. If the Executive terminates his employment for good cause in accordance with and subject to Section 4.8, then the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.4 at the rate in effect at such Termination Date, plus the prorated amounts specified in Section 5.12;

5.9. EXPIRATION OF THE EMPLOYMENT TERM. If the Executive's employment is terminated pursuant to Section 4.9, the Company shall pay the Executive a lump sum amount equal to forty-two (42) months of annual Base Salary, and thereafter the Company shall have no further obligation to the Executive under this Agreement.

5.10. HEALTH AND MEDICAL PLANS. The Executive shall be entitled to all continuation of health, medical, hospitalization and other programs during the period that the Executive is receiving payments under this Agreement and, in all cases, as provided by any applicable law. The Executive shall also be entitled to receive those benefits as are provided by the Company to its employees upon termination of employment with the Company.

5.12. PERFORMANCE BONUS AND EXPENSE REIMBURSEMENT. If the Executive's employment with the Company is terminated for any reason, other than for Cause ( as provided in Section 4.1(a) above), the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, a bonus with respect to the Company's fiscal year in which the Termination Date occurs, equal to the Performance Bonus that would have been payable to the Executive for the fiscal year if the Executive's employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by 365. The Executive shall be entitled to reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however to the provisions of Section 3.1.

6. SUCCESSORS; BINDING AGREEMENT.

6.1. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of the Company's voting common stock or any other successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.2. BENEFIT. This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him under this Agreement, including all payments payable under Section 5 “Compensation and Benefits Upon Termination”, if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, the Executive's estate.

7. CONFLICTS WITH PRIOR EMPLOYMENT CONTRACT. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

8. NONCOMPETITION; UNAUTHORIZED DISCLOSURE; INJUNCTIVE RELIEF.

8.1. NO MATERIAL COMPETITION.

(a) Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that at no time during the Employment Period or, for a period of six months immediately following any termination of this Agreement for any reason, for himself or on behalf of any other person, persons, firm, partnership, corporation or company:

(i) Solicit or accept business from any clients of the Company or its affiliates, from any prospective vendors, contacts, agents or representatives whose business the Company or any affiliate of the Company is in the process of soliciting at the time of the Executive's termination, or from any former clients which had been doing business with the Company within one year prior to the Executive's termination;

(ii) Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or

(iii) Engage in any health care product related business of the types performed by the Company in the geographical area where the Company is actively doing business or soliciting business.

(b) The provisions of this Section 8.1 shall not apply in the event the Company terminates this Agreement pursuant to Sections 4.4, 4.5 and 4.9, above.

8.2. UNAUTHORIZED DISCLOSURE. During the Employment Period and thereafter following the termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized by the Board or as may otherwise be required by law or court order, disclose to any person, other than an employee of the Company or person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the company's clients, creditors, lenders, investment bankers or methods of marketing, PROVIDED, HOWEVER, that confidential information shall not include any information generally known to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company, or information required to be disclosed pursuant to operation of law.

8.3. INJUNCTION. The Company and the Executive acknowledge that a breach by the Executive of any of the covenants contained in this Section 8 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive agrees that the Company shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining all violations of this Section 8 by the Executive or his associates, affiliates, partners or agents, and that the right to an injunction shall be cumulative and in addition to all other remedies the Company may possess.

8.4. CERTAIN PROVISIONS. The provisions of this Section 8 shall apply during the time the Executive is receiving Disability payments from the Company as a result of a termination of this Agreement pursuant to Section 4.2 “Disability” hereof.

9. NON-SOLICITATION.

(a) During the period of Executive’s employment with the Company and for a period of six months after termination of his or her position with the Company for any reason, Executive shall not, on his or her own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, (i) solicit any persons or entities with which the Company had investments or was negotiating investments during the term of Executive’s employment with the Company, or (ii) induce, suggest, persuade or recommend to any such persons or entities that they terminate, alter or refrain from renewing or extending their relationship with the Company or become a client of Executive or any third party, and Executive shall not himself or herself and shall not induce or permit any other person to approach any such person or entity for any purpose. Should Executive become aware that any other

Executive or third party has engaged in such conduct, Executive agrees to immediately advise the Company of the circumstances of such conduct.

(b) The provisions of this Section 9 shall not apply in the event the Company terminates this Agreement pursuant to Sections 4.4, 4.5 and 4.9, above.

10. WORK PRODUCT. Executive agrees that, during the term of Executive’s employment with the Company or at any time thereafter:

(a) Executive will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on or conceives, individually or jointly with others, in the course of Executive’s employment with the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work he may do for the Company and whether produced during normal business hours or on personal time (collectively, “Work Product”).

(b) All Work Product of the Executive shall be deemed to be “work made for hire” within the meaning of §101 of the U.S. Copyright Act and all rights to copyright shall be vested entirely in the Company. If for any reason the Work Product is deemed not to be “work made for hire” and its rights to copyright are thereby in doubt, this Agreement shall constitute an irrevocable assignment by Executive to the Company of all right, title and interest in the copyright of all Work Product created under this Agreement. The parties intend that any and all copyright and other intellectual property rights in all Work Product, including without limitation any and all rights of whatever kind and nature now or hereafter to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. Executive hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company’s interest in such copyright and/or other intellectual property rights and to execute and deliver such legal instruments or documents as the Company shall requesting order for the Company to register the Company’s worldwide copyright in the Work Product with the U.S. Copyright Office and to register and protect the Company’s copyright or other intellectual property rights in the Work Product throughout the world. Likewise, Executive hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable the Company to evidence, perfect and protect its rights, title and interest in and to the Work Product.

(c) Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the termination of Executive’s employment with the Company, regardless of cause.

11. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to the conflicts-of-law provisions thereof, and the parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Florida located in Broward County; provided however the parties may bring an action in any appropriate jurisdiction as necessary to obtain injunctive or equitable relief hereunder. In the event of any dispute arising in connection with this Agreement, the prevailing party will be entitled, in addition to any other rights or remedies provided by Florida law, to recover such party’s costs and expenses and reasonable attorney’s fees.

12. NOTICES. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first- class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered by overnight courier or in person, or (iii) transmitted by fax, to the Parties at the addresses as follows (or at such other addresses as will be specified by the Parties by like notice):

If to the Company, then to:	If to the Executive, then to:

DS Healthcare Group, Inc.	Daniel Khesin
1601 Green Rd. Unit C	17689 Middlebrook Way
Pompano Beach, FL 33064	Boca Raton, FL 33496

With copy to:	With copy to:

DS Healthcare Group, Inc.	Drew B. Sherman, Esq.
Attn: General Counsel	Sherman & Sherman, P.A.
2000 Glades Rd. Suite 204
Boca Raton, FL 33431
Fax: (561) 300-5880

Each Party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, delivered by courier or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the fax answerback confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

14. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be construed and enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

15. WAIVER. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party’s right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time which it would legally be entitled to take.

16. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other, whether such costs and fees are incurred in a court of original jurisdiction or one or more courts of appellate jurisdiction.

17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between the Company and the Executive.

18. BOARD APPROVAL; AGREEMENT. The Company warrants and represents to the Executive that this Agreement has been approved and authorized by the Board. No provisions of this Agreement may be modified, waived or discharged unless such waiver modification or discharge is agreed to in a writing signed by the Executive and the officer of the Company which is specifically designated by the Board.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date defined in Section 1.1.

DS Healthcare Group, Inc.DS Healthcare		Daniel Khesin (“Executive”)
Group, Inc. (“Company”)

By:	/s/ Keith A. Markey	By:	/s/ Daniel Khesin

Printed:	Keith A. Markey

Title:	Chairman, Compensation Committee